Exhibit 3.13

ARTICLES OF INCORPORATION OF SB HOSPITALITY CORPORATION

ARTICLE ONE

The name of the corporation is SB HOSPITALITY CORPORATION.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are: The transaction of any or all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have the authority to issue is ONE MILLION (1,000,000) shares of TEN CENTS ($0.10) par value.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00.

ARTICLE SIX

The address of its registered office is 4441 West Airport Freeway, Irving, Texas 75062 and the name of its registered agent at such address is Ronald F. Saupe.

ARTICLE SEVEN

The number constituting the initial Board of Directors is One (1), and the name and address of the person is:

Amy L. Schneider	4441 West Airport Freeway
Irving, TX 75062

ARTICLE EIGHT

The name and address of the incorporator is:

Donald W. Zentmeyer	4441 West Airport Freeway
Irving, TX 75062

Signed	/s/ Donald W. Zentmeyer
Incorporator

Sworn to on July 8, 1991, by the above named incorporator.

Signed	/s/ Linda C. McGinnis
Notary Public